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MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
 Statement Regarding Computation of Ratios

                                                                           Year Ended December 31,
                                                         2001          2000          1999          1998          1997
Fixed Charges:
   Interest expensed                                   $122,376      $117,524      $100,387      $ 50,492      $ 10,676
   Capitalized interest                                   6,098         8,613        12,540         5,182           442
   Amortized premiums, discounts and capitalized
     expenses related to debt                             4,030         3,326         2,729         1,624           901
   Preferred distributions                                  565           565           565           650           488
                                                      -----------------------------------------------------------------

   Fixed Charges:                                      $133,069      $130,028      $116,221      $ 57,948      $ 12,507
                                                      =================================================================

Earnings:
   Income from continuing operations before
     minority interests(1)                             $(40,720)     $114,633      $116,231      $ 84,119      $ 21,290
   Fixed charges                                        133,069       130,028       116,221        57,948        12,507
   Amortization of capitalized interest                     833           681           466           152            23
                                                      -----------------------------------------------------------------
                                                         93,182       245,342       232,918       142,219        33,820
Less:
   Capitalized interest                                  (6,098)       (8,613)      (12,540)       (5,182)         (442)
   Preferred distributions                                 (565)         (565)         (565)         (650)         (488)
                                                      -----------------------------------------------------------------
                                                         (6,663)       (9,178)      (13,105)       (5,832)         (930)

   Earnings                                            $ 86,519      $236,164      $219,813      $136,387      $ 32,890
                                                      =================================================================

Ratio of Earnings to Fixed Charges                          0.7x          1.8x          1.9x          2.4x          2.6x
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(1)   This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.

MeriStar LP has no equity investees; therefore, income and distributions from equity investees were zero for all periods presented.